UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐
Check appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

WASTE CONNECTIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Supplement No. 1 to Proxy Statement

for the Special Meeting of Stockholders to be Held on May 26, 2016

Progressive Waste Solutions Ltd. (“Progressive Waste”) filed Amendment No. 3 to Form F-4 Registration Statement No. 333-209896 with the United States Securities and Exchange Commission (the “SEC”) on April 22, 2016, which includes both Progressive Waste’s prospectus and Waste Connections, Inc.’s (“Waste Connections”) proxy statement (the “Proxy Statement/Prospectus”). Waste Connections is disclosing the following information to supplement the disclosure of certain U.S. federal income tax consequences of the Merger included in the section “Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger” beginning on page 107 of the Proxy Statement/Prospectus. All capitalized terms used and not defined herein are defined in the Proxy Statement/Prospectus.

As a result of Progressive Waste’s and Waste Connections’ internal planning in connection with the transactions that will effectuate the Merger, the indirect subsidiary of Progressive Waste that will directly acquire the shares of Waste Connections common stock pursuant to the Merger (hereafter, the “Acquirer”) will be a foreign entity for U.S. federal income tax purposes, rather than a domestic entity (as previously disclosed). As a result of this change, there may be certain changes to the U.S. federal income tax consequences of the Merger to Waste Connections stockholders from those set forth in the Proxy Statement/Prospectus that are described below.

The receipt of consideration pursuant to the Merger that is treated as a distribution under Section 304 of the Code generally will be taxable as a dividend to U.S. holders and non-U.S. holders to the extent of such holders’ allocable share of the earnings and profits of Waste Connections, without regard to the earnings and profits of Acquirer.

Further, under IRS Notice 2012-15, 2012-9 I.R.B. 424, a U.S. holder that is subject to U.S. federal income tax on the gain realized on the transfer of Waste Connections common stock pursuant to the Merger may also be subject to U.S. federal income tax to the extent it is treated as receiving a dividend under Section 304 of the Code pursuant to the Merger. This result generally will not apply to a U.S. holder of Waste Connections common stock who does not also own, actually or constructively, Progressive Waste common shares.  The rules of Section 304 of the Code are very complex and all U.S. holders of Waste Connections common stock, in particular those who also own, actually or constructively, Progressive Waste common shares, should consult their own tax advisors with respect to the applicability of Section 304 of the Code and IRS Notice 2012-15 to their particular circumstances.

In addition, if Waste Connections is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) when the Merger is effected (or has been a USRPHC at any time during the Applicable Period), a non-U.S. holder generally will not be subject to U.S. federal income tax on the gain realized on the transfer of Waste Connections common stock in the Merger pursuant to the publicly traded exception under Section 897(c)(3) of the Code, provided that the non-U.S. holder’s shares of Waste Connections common stock (including shares of Waste Connections common stock that are attributed to such holder under the attribution rules of Section 318 of the Code, as modified by Section 897(c)(6)(C) of the Code) have not represented more than 5% of Waste Connections’ common stock at any time during the Applicable Period. Moreover, if Waste Connections is a USRPHC when the Merger is effected (or has been a USRPHC at any time during the Applicable Period), and a non-U.S. holder’s receipt of Merger Consideration is treated as a distribution or redemption by Acquirer under Section 304 of the Code, then any gain realized by such holder on such distribution or redemption generally will not be subject to U.S. federal income tax.

The discussion above only describes certain changes to the U.S. federal income tax consequences of the Merger related to the change in the transactions that will effectuate the Merger described above. For a detailed discussion of the material U.S. federal income tax consequences of the Merger see “Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger” beginning on page 107 of the Proxy Statement/Prospectus. Waste Connections stockholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws.

Important Information

This communication may be deemed to be solicitation material in respect of the proposed transaction between Waste Connections and Progressive. In connection with the proposed transaction, Progressive, as the parent company that will result from the combination, has filed with the SEC a registration statement on Form F-4 that includes the Proxy Statement/Prospectus of Waste Connections and Progressive. The registration statement on Form F-4 was declared effective by the SEC on April 25, 2016. Waste Connections mailed its proxy statement to its stockholders on or around April 27, 2016. WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Stockholders may obtain copies of the Proxy Statement/Prospectus and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Waste Connections will be made available free of charge on Waste Connections’ investor relations website at http://wasteconnections.investorroom.com. Copies of documents filed with the SEC by Progressive will be made available free of charge on Progressive’s investor relations website at http://investor.progressivewaste.com.